Exhibit 10.18

Comprehensive Credit Contract

2021.v01

Comprehensive Credit Contract

Comprehensive Credit Contract

Contract No.: 213220211

Grantee: Skyfield (Shanghai) Investment Co., Ltd.		Tel.: _________

Principal premise (communication address): Building T10, Sincere Center II, Lane 151, Huaihong Road, Minhang District, Shanghai

Postal code: 201100

Legal representative (responsible person): Peng Yonghe		Tel.: _________

Contact person: Chen Qinyi	Fax: _________

Email: ____________	Tel.: ***

Grantor: Bank of Shanghai Caohejing Sub-branch

Principal premise (communication address): No.6 Caobao Road, Xuhui District, Shanghai

Legal representative (responsible person): Lu Xin

Contact person: Wu Yanxin	Fax: ___________

Email: ______________	Tel: ***

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Comprehensive Credit Contract

Whereas: The Grantee applies for comprehensive credit from the Grantor. In order to clarify the rights and obligations of both parties, the two parties agree to enter into this Contract through friendly negotiation according to the relevant laws and regulations in force and the related regulatory requirements. (Note: ☐ in this Contract indicates selection. If selected, it is √; if not selected, it is ×.)

Chapter I Credit Line

Article 1 The credit line that the Grantee applies from the Grantor during the validity period of the credit set out in this Contract (the “Credit Period”) shall be (in word) the equivalent of RMB Six Hundred Million.

The credit line herein refers to the maximum credit amount for the comprehensive credit business that can be used by the Grantee according to this Contract.

If the currency used in the comprehensive credit business is different from the currency used in the credit line, it shall be converted into the currency used in the credit line at the exchange rate determined by Bank of Shanghai only for the purpose of determining the balance of the credit line. In case of any change in the exchange rate, the Grantor has the right to convert the currency according to the exchange rate after the change to determine the use of the credit line.

Article 2 The credit line under this Contract can be used for the following one or more types of credit business, provided that it shall comply with the policies and requirements of the specific credit business of the Grantor at that time:

☑ Working capital loans;	☒ Bill acceptance;

☒ Discount of commercial acceptance bill;	☒ Discount guarantee of commercial acceptance bill;

☒ Non-financing letter of guarantee;	☒ Export letter of credit packing loan;

☒ Issuance of letter of credit;	☒ Import bill advance;

☒ Negotiation under documentary credit;	☒ Collection bill purchased;

☒ Export factoring;	☑ Others: Liquidity revolving loan

Article 3 The maximum credit limit and/or margin ratio of a single type of credit business stated above are agreed as follows: RMB600 million for the comprehensive credit line, including RMB 500 million for working capital loans and RMB100 million for liquidity revolving loan.

Chapter II Credit Period

Article 4 The Credit Period under this Contract shall be from August             , 2022 to August 1, 2023.

Article 5 The Grantor shall have the right to inspect the use of the credit line hereunder from time to time, and to unilaterally terminate the remaining credit line and the Credit Period in advance in case the Grantee violates the provisions of Article 33 hereof.

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Chapter III Use of Credit Line

Article 6 The Grantee shall submit written application to the Grantor if it wants to use the credit within the Credit Period and credit line set out in this Contract. The written application shall specify the type of credit, term of use, amount of use and other relevant information. If the Grantor approves the application, it shall separately sign a specific business contract/agreement for the single type of credit business with the Grantee (the “Specific Business Contract”).

Article 7 The Grantee shall satisfy the following conditions when applying for the use of credit line:

(1) This Contract and the guarantee contract (if any) have entered into force and remain in force;

(2) The Grantee has submitted the application for the use of the credit line and the relevant information required by the Grantor;

(3) There is no material adverse change in the business and financial condition of the Grantee;

(4) The statements and warranties of the Grantee are true, accurate, complete and valid, the Grantee can effectively perform the obligations agreed herein, and no breach of this Contract has occurred or may occur.

Article 8 The balance of the credit line used by the Grantee (that is, the accumulated amount of the credit line that is being used but not yet paid off) shall not exceed the credit line at any point during the Credit Period. During the Credit Period, the Grantee may apply for the use of the credit line that it has paid off, unless otherwise stipulated in this Contract or the Specific Business Contract. The credit line unused during the Credit Period shall be automatically terminated upon expiration of the Credit Period.

Article 9 If the maximum credit limit is specified for any single type of credit business in this Contract, the Grantee shall, in addition to complying with the provisions of Article 8, ensure that the credit line used for the specific type of credit business shall not exceed the maximum credit limit for such single type of credit business as set out in this Contract at any point during the Credit Period.

Article 10 Specific business contracts shall be signed during the term of the comprehensive credit contract, provided that the occurrence date of each business under any specific business contract shall not be later than August 1, 2023, while the final maturity date of each business may exceed the above time limit, depending on the Specific Business Contract.

If the Credit Period is terminated in advance, the deadline for the occurrence of the above business shall be advanced accordingly.

Chapter IV Expenses

Article 11 The Grantor provides comprehensive credit service for the Grantee in accordance with the relevant laws and regulations and charges the “credit line occupancy fee” at the rate of ___/_% of the amount of credit line occupied. The fee calculation formula is as follows:

Charge amount = Σ (the amount of credit line occupied * rate * credit lien occupation days/360)

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Where: the amount of credit line occupied = the amount of credit line - the balance of credit line

Article 12 The Grantee shall pay the credit line occupancy fee calculated according to the formula in Article 11 to the Grantor through one of the following methods:

☒ “Quarterly charge”: After this Contract enters into force, the Grantor shall calculate and charge from the Grantee quarterly the credit line occupancy fee according to the actual amount and days of credit line occupied by the Grantee;

☒ “One-off charge”: The Grantor shall calculate and charge from the Grantee at one time upon the expiry of the Credit Period the credit line occupancy fee according to the actual amount and days of credit line occupied by the Grantee;

☒ Other covenants: ___/____

Article 13 The interest rate, exchange rate, discount rate and other rates applicable to the individual credit business hereunder shall be separately agreed upon by the Grantee and the Grantor in the Specific Business Contract.

Chapter V Guarantee

Article 14 When signing this Contract with the Grantor, the Grantee shall provide one or several of the following guarantees, or may be exempted from providing guarantees:

☑ The Guarantor, Shanghai Anan Pet Co., Ltd., shall sign the Maximum Amount Guarantee Contract (with the number of ZDB2132202110101) with the Grantor (i.e., the Creditor).

☑ The Guarantor, Yunchong (Beijing) Animal Hospital Technology Co., Ltd., shall sign the Maximum Amount Guarantee Contract (with the number of ZDB2132202110102) with the Grantor (i.e., the Creditor).

☒ The Mortgagor ___/__ shall sign the Maximum Amount Mortgage Contract (with the number of___/__) with the Grantor (i.e., the Mortgagee).

☑ The Pledgor, New Ruipeng Pet Group Inc., shall sign the Maximum Amount Pledge Contract (with the number of ZDB213220211020) with the Grantor (i.e., the Pledgee).

☒ This Contract is for credit granting, and the relevant provisions of guarantee are not applicable.

If there is any pledge or mortgage, when the collateral is destroyed or impaired, the Grantor has the right to require the Grantee and/or Guarantor to restore the value of the collateral or provide security equivalent to the impaired value.

Article 15 When the Grantee enters into specific business contracts with the Grantor under this Contract, the Grantor has the right to require the Grantee to provide other guarantees other than those provided in Article 14 of this Contract.

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Chapter VI Representations and Warranties of the Grantee

Article 16 The Grantee is an enterprise, public institution or other organization lawfully established and validly existing in accordance with the laws of China, which can perform the obligations hereunder and bear civil liabilities in its own name.

Article 17 The signing and performance of this Contract is the true expression of the intention of the Grantee, for which all the necessary consents, approvals and authorizations have been obtained without any legal defects.

Article 18 All the documents, statements, materials and information provided by the Grantee to the Grantor during the signing and performance of this Contract are true, accurate, complete and valid, and the Grantee has not withheld from the Grantor any relevant information that may affect its financial position and performance ability.

Chapter VII Obligations and Undertakings of the Grantee

Article 19 The use of credit line by the Grantee shall comply with the provisions of this Contract and the Specific Business Contract. The Grantor shall have the right to inspect the performance of the Specific Business Contract by the Grantee.

Article 20 The Grantee shall submit true and complete financial reports, all bank account numbers, balances of deposits and loans and other information as required by the Grantor during the Credit Period.

Article 21 The Grantee shall obtain the approval of the Grantor before it can carry out such important events as making outbound investment, substantial increase in debt financing, merger, division and equity transfer during the Credit Period.

Article 22 The Grantee shall ensure that there is no material change in the nature or scope of its business after the signing of this Contract.

Article 23 During the Credit Period, if the Grantee adopts any form of asset reorganization such as merger, acquisition, consolidation and division, or undertakes contracting, leasing and other activities that may change its business operation, or conducts activities to change its organizational structure and operation mode, or has any change in its registered capital, equity structure or major investment, it shall provide written notice to the Grantor 30 working days in advance. If the above changes will affect the solvency of the Grantee, the Grantee shall take corresponding remedial measures as required by the Grantor.

Article 24 In case of any change to the legal representative (responsible person) or domicile or business place of the Grantee, it shall provide written notice to the Grantor 30 working days in advance.

Article 25 The Grantee shall pay the principal and interest of the funds payable, the related expenses and other amounts payable on time in accordance with the provisions of this Contract and the Specific Business Contract.

Article 26 The Grantee shall not refuse to pay to the Grantor any money which has been advanced by the Grantor and due to be paid by the Grantee with any excuse such as business dispute.

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Article 27 For any amount due (including those due for acceleration of maturity) and payable by the Grantee under this Contract and the Specific Business Contract, the Grantor may deduct directly from any account opened by the Grantee with Bank of Shanghai (including its branches) in any currency, with the interest and/or exchange rate loss arising therefrom borne by the Grantee. If currency conversion is involved, the exchange rate published by the Bank of Shanghai at the time of deduction shall be used for calculation. Upon debt repayment, the Grantor shall have the right to decide the order in which the debts shall be paid off (whether it is the order of principal, interest [including compound interest], penalty interest, fee and liquidated damages in multiple debts or single debts), unless otherwise required by laws, regulations or regulatory authorities.

Article 28 The Grantee shall promptly report to the Grantor any connected transactions valued more than 10% of the net assets of the Grantee, including but not limited to the affiliations of the parties to the transaction, the transaction item and the nature of the transaction, the transaction amount or the corresponding proportion, and the pricing policy (including the transaction with zero or nominal amount).

Article 29 The Grantee shall take the Grantor as the principal cooperating bank and pledge that:

(1) The settlement amount of import and export business funds through the Grantor shall not be less than RMB ___/__ during the Credit Period. Where: the settlement amount of export business funds shall not be less than RMB ___/__.

(2) Other covenants: ___/_________

Article 30 The Grantee pledges that it will provide credit materials related to its performance and repayment ability according to the request of the Grantor. If there is any residential real estate under the name of the Grantee, the Grantee shall inform the Grantor in advance whether the residence right of the real estate has been established or will be established, so as to facilitate the evaluation by the Grantor.

Article 31 If the Grantee is an affiliate of the Grantor or becomes an affiliate of the Grantor during the term of this Contract, the Grantee pledges that it will cooperate with the management measures taken by the Grantor to meet the regulatory requirements of connected transactions.

Article 32 The Grantee acknowledges and understands that if the credit extended and/or maintained by the Grantor under this Contract is illegal and non-compliant due to any reason such as enactment or amendment of laws, policy changes, or regulatory requirements, the Grantor shall have the right to terminate the credit line under this Contract and require the Grantee to repay all or part of the principal, interest and related expenses of the debt under the relevant specific business contract, to which the Grantee shall have no objection.

Chapter VIII Breach of Contract and Remedies for Breach of Contract

Article 33 The Grantee shall be deemed to breach this Contract if any of the following occurs:

(1) The Grantee fails to pay any debts due on time, including but not limited to any principal, interest or other expenses agreed under this Contract or the Specific Business Contract;

(2) The Grantee fails to use the credit funds in accordance with the purposes specified in this Contract or other contracts signed with the Grantor;

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(3) The Grantee fails to perform or fully perform any representation, warranty, undertaking or obligation under this Contract;

(4) The Grantee breaches any other contract it has entered into with Bank of Shanghai (and/or any of its branches) or other financial institutions or other third parties;

(5) The Grantee breaches any guarantee documents under this Contract;

(6) The Grantee defaults on its debts in the open market, including but not limited to failure to pay on schedule under the bonds issued on the stock exchange or other markets;

(7) Bankruptcy, liquidation, insolvency or other loss of solvency of the Grantee;

(8) The Grantee or Guarantor is involved or will be involved in material litigation, arbitration and/or other legal disputes; or the legal representative or main responsible person of the Grantee or Guarantor has fled or disappeared, is suspected of committing a crime, or is subject to compulsory measures;

(9) Any other major event related to this Contract that will endanger or damage the rights and interests of the Grantor occurs to the Grantee, who fails to take corresponding remedial measures as required;

(10) The guaranty capacity of the Guarantor (if any) is obviously insufficient, or the pledges or collateral provided as guaranty under this Contract are damaged or their value is significantly reduced, and the Grantee fails to take the corresponding remedial measures as required;

(11) The purpose of the contract as stipulated in Article 36 hereof cannot be achieved;

(12) The Grantee fails to pay the credit line occupation fee as agreed;

(13) Adverse circumstances which may seriously affect the solvency of the Grantee.

Article 34 In case of any of the above breaches, the Grantor has the right to take any or all of the following actions:

(1) To adjust, suspend or terminate the remaining credit line, credit period and credit type under this Contract;

(2) To declare the acceleration of maturity of part or all of the debts under this Contract and/or the Specific Business Contract and require immediate repayment by the Grantee;

(3) To require the Grantee to bear the expenses incurred by the Grantor in realizing the creditor’s right;

(4) To require the Grantee to provide additional security, the forms of which include but are not limited to guarantee, mortgage and pledge;

(5) To collect penalty interest (if applicable) in accordance with the relevant provisions of this Contract and/or the Specific Business Contract;

(6) To deduct the funds from the Grantee’s account to pay off debts in accordance with the relevant provisions of this Contract;

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(7) To exercise the relevant security rights in accordance with legal provisions and/or contractual provisions, including but not limited to taking recourse action against the Guarantor, disposing of the relevant collateral and pledge and being paid in priority with the proceeds;

(8) To require the Grantee to provide additional margin to 100% of the nominal amount of the business for the off-balance sheet credit business;

(9) To take other actions permitted by the relevant laws, regulations and financial regulators or set out in this Contract.

Article 35 All the expenses (including but not limited to litigation, arbitration, lawyer, preservation, insurance, appraisal, evaluation, registration, transfer of ownership, translation, authentication, and notary fees) incurred in the realization of creditor’s rights by the Grantor shall be borne by the Grantee.

Chapter IX The Purpose of the Contract Cannot Be Realized

Article 36 For the avoidance of doubt, both parties agree and acknowledge that the basis for the conclusion of this Contract no longer exists or the purpose of this Contract cannot be achieved under any such circumstances as bankruptcy, liquidation, business termination of the Grantee, or the performance of this Contract is not legal and compliant due to laws, regulations or regulatory factors. Such event constitutes a fundamental breach under this Contract, and the Grantor shall have the right to immediately declare the acceleration of maturity of all the claims under this Contract, and recover all the claims including but not limited to principal, interest and expenses (if any) in accordance with the relevant provisions of Article 34.

Chapter X VAT

Article 37 All the prices and fees (such as commission, etc.) involved in this Contract are tax inclusive, including but not limited to VAT and other relevant taxes and fees. In case of any adjustment of the national tax rate during the performance of this Contract, the Grantor shall have the right to adjust all the prices and fees under this Contract according to the change of the national tax rate.

Article 38 Within 90 natural days after the date of payment (including the date of payment), the Grantee may request the Grantor to issue the corresponding VAT invoice in accordance with relevant national regulations and policies. The Grantor shall have the right to refuse to issue any invoice beyond the aforesaid time limit.

Article 39 If the Grantee requests the Grantor to issue the VAT invoice, it shall first go through the customer information registration at the Grantor and provide the corresponding taxpayer identity documents and invoicing information. The Grantee shall confirm that the invoicing materials and relevant information provided are true and accurate. In case of any information change, the Grantee shall apply for the change of invoicing information to the Grantor in time. If invoice is mistakenly issued or the Grantee is unable to enjoy credit for input tax because the above information is wrong, false, incomplete or fails to be updated in time, the relevant liabilities shall be assumed by the Grantee.

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Article 40 If the Grantor fails to issue the VAT invoice in time due to force majeure such as natural disasters, government actions, epidemic prevention and control, abnormal social events, or the reasons of the tax authorities, the Grantor shall not bear the relevant liabilities.

Article 41 If the Grantee is unable to receive the VAT invoice or enjoy credit for input tax due to the reasons other than the fault of the Grantor, such as the loss, damage or overdue of the VAT invoice after it is received by the Grantee or delivered to a third party mail service by the Grantor, the relevant liabilities shall be assumed by the Grantee.

Article 42 In case of the need to invalidate the VAT invoice or issue the VAT red-letter special invoice, the parties to the contract shall operate in accordance with the relevant laws, regulations and policy documents.

Chapter XI Notice and Service

Article 43 Notices, agreements and other documents concerning the relevant matters of the parties to the contract, as well as the relevant documents and legal documents in case of disputes arising from the contract, shall be served in written form (including electronic equipment terminals, such as mobile phones, fax numbers and email addresses) to the following addresses and contact persons:

Address for service of Grantor: No.6, Caobao Road, Shanghai Contact person: Wu Yanxin

Address for service of Grantee: Building T10, Sincere Center II, Lane 151, Huaihong Road, Minhang District, Shanghai Contact person: Chen Qinyi

Mobile phone number for service of Grantee (name of phone owner): *** Chen Qinyi

Email address for service of Grantee:

The application scope of the above address for service includes the non-lawsuit stage and the first instance, second instance, retrial and execution procedure after the dispute enters the litigation procedure.

In case of any change in the address for service, contact person or other matters of the Grantee, the Grantee shall notify the Grantor in writing within two working days at the latest.

If the Grantee fails to perform the above notification obligation, the address for service it has confirmed will still be deemed as the address for service. In case the Grantee fails to notify the Grantor of the change of its address for service in a timely manner, if the Grantor delivers the relevant notice or document to the original address, or the delivery is rejected due to the inaccurate address for service provided by the Grantee after the change, it shall be deemed to have been served.

If the notice is delivered according to the method set out in this Contract, the date of service shall be the date of posting the postmark of the registered letter when delivered by mail; the date of service shall be the date on which the recipient signs for receipt when delivered through personal delivery; the date of service shall be the date on which the telegram or fax reaches the other party when sent by telegram or fax; the date of service shall be the date of sending by the sender when sent by electronic equipment terminal.

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Chapter XII Effectiveness of Contract

Article 44 This Contract shall take effect after being signed and stamped with the common seal of special seal for contract by the legal representatives (responsible persons) or authorized agents of the two parties.

Chapter XIII Governing Law and Dispute Resolution

Article 45 This Contract shall be governed by the laws of Mainland China. The place of performance of this Contract shall be the place of the Grantor. If any dispute arises between the two parties during the performance of this Contract, it may be settled through negotiation. If the negotiation fails, either party shall bring a lawsuit to the people’s court at the place where the contract is performed. During negotiation or litigation, the provisions of this Contract not involved in the dispute shall still be performed.

Chapter XIV Supplementary Provisions

Article 46 The Grantor’s rights and obligations may be enjoyed and performed by the Grantor under this Contract or the supervising authority of the Grantor (on behalf of the Grantor).

Article 47 The Specific business contract signed by the Grantee and the Grantor in accordance with this Contract for each specific credit business shall be an integral part of and constitute a whole contract with this Contract. In case of any inconsistency between the Specific Business Contract and this Contract, the Specific Business Contract shall prevail.

Article 48 This Contract shall be in duplicate, with the Grantee and the Grantor holding one copy each, and the Guarantor holding __/_ copies, and each copy shall have the same legal effect.

Article 49 Other matters agreed upon by the two parties

(No text below)

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(This is the signature page of the Comprehensive Credit Granting Contract with the number of 213220211)

When this Contract is signed, the Grantor has explained in detail all the terms of this Contract (especially those in bold) to the Grantee, both parties have no doubt about all the terms of the Contract and have an accurate understanding of the legal meaning of the terms of rights and obligations as well as the limitation or waiver of liabilities.

Grantee: /s/ Seal of Skyfield (Shanghai) Investment Co., Ltd.	Grantor: /s/ Seal of Shanghai Bank (Caohejing Branch)

Legal representative (Responsible person)	Legal representative (Responsible person)

Or authorized agent:	Or authorized agent:

/s/ Yonghe Peng	/s/ Authorized Signatory

Signing date: August 6, 2022

Signing place: No.6 Caobao Road, Shanghai

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